FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-10

From: [REDACTED] (UBS SECURITIES LLC) At: 03/23/18 16:01:18

Subject: UBSCM 2018-C9 **PRICING DETAILS** PUBLIC

NEW ISSUE FIXED RATE CMBS: $726.517mm UBS Commercial Mortgage Trust 2018-C9

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: UBS Securities LLC, SG Americas Securities, LLC, and Cantor Fitzgerald & Co.

CO-MANAGERS: Drexel Hamilton, LLC and Academy Securities, Inc.

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/KBRA/Moody's	SIZE($MM)	WAL(YRS)	SPREAD	YLD%	CPN%	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	$17.267	2.63	S+26	2.9021	2.930%	99.99969
A-2	AAAsf/AAA(sf)/Aaa(sf)	$37.271	4.77	S+40	3.1432	3.835%	102.99882
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$37.671	7.44	S+83	3.6311	4.090%	102.99536
A-3	AAAsf/AAA(sf)/Aaa(sf)	$175.000	9.83	S+90	3.7437	3.854%	100.99421
A-4	AAAsf/AAA(sf)/Aaa(sf)	$320.724	9.93	S+92	3.7655	4.117%	102.99387
A-S	AAAsf/AAA(sf)/Aa2(sf)	$56.693	9.96	S+112	3.9660	4.318%	102.99524
B	AA-sf/AA(sf)/NR	$41.995	9.96	S+137	4.2160	4.570%	102.99961
C	A-sf/A-(sf)/NR	$39.896	9.96	S+230	5.1460	5.051%	98.99507

POOL BALANCE:	$839,904,551
NUMBER OF LOANS/PROPERTIES:	43/112
WA MORTGAGE RATE:	4.904%
WA UW NCF DSCR:	1.91x
WA CUT-OFF LTV:	58.9%
WA UW NOI DEBT YLD:	10.9%
WA ORIG TERM TO
MATURITY OR ARD:	117
WA REM AMORTIZING TERM:	357
LOAN SELLERS:	UBS(41.2%), LCF(23.3%), SG(19.5%), CCRE(16.0%)
TOP 5 STATES:	CA(25.8%), TX(13.1%), FL(9.0%), NV(8.1%), NY(7.2%)
TOP 5 PROPERTY TYPES:	OF(35.5%), RT(20.7%), HT(13.9%), IN(10.6%), MF(9.5%)
AMORTIZATION TYPE:	Interest Only through Maturity Date or ARD(48.3%), Interest Only followed by Amortization through Maturity Date or ARD (27.6%), Amortization through Maturity Date or ARD(24.1%)
MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors LLC (with respect to all Mortgage Loans and related Serviced Companion Loans other than the DreamWorks Campus whole loan) and AEGON USA Realty Advisors, LLC (solely with respect to the DreamWorks Campus whole loan)
TRUSTEE:	Wells Fargo Bank, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
RISK RETENTION:	UBS AG is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirement through the purchase by RREF III-D AIV RR H, LLC or an affiliate, as a "third party purchaser" (as defined in Regulation RR), from the initial purchasers, on the Closing Date, of an “eligible horizontal residual interest”.

EXPECTED SETTLEMENT:	On or about March 29, 2018

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (''SEC'') (SEC File No. 333-207340) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. - 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you.

Any "indications of interest" expressed by you, and any "soft circles" generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.
--------------------------------------------------------------------------------